Exhibit 99.1
ANNUAL MEETING FOR STOCKHOLDERS OCTOBER 26, 2010

Forward Looking Statements Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Corporate Profile $8.95 billion in Assets at September 30, 2010 82 Branch Locations Established 1926 Initial Public Offering - October 11, 2005 Shares Traded on NASDAQ Ticker Symbol "ISBC" Serving Consumers, Businesses and Government Entities

NASDAQ

Difficult Operating Environment Economy is in a Recession Real Estate Values have Declined Unemployment Close to 10% Over 100 Banks have Failed in 2010

Financial Strength Investors has More Than the Required Amount of Capital for "Well Capitalized" Institutions Investors is a Highly Liquid Institution Bauer Rating - 5 Stars (excellent) No Tarp Money Historically Conservative Lending Practices We Have Never Originated any Subprime Mortgages

Financial Highlights (in thousands, unaudited)

Opportunity and Growth Summit Federal Savings Bank Kearny Federal Savings American Bank of New Jersey Banco Popular Millennium bcpbank Branches Opening 5 Jun 2008 1 Oct 2008 5 May 2009 6 Oct 2009 17 Oct 15, 2010 Acquisitions

Opportunity and Growth New Branches 2005-2010* Opening Perth Amboy Red Bank Morristown Three Bridges Edison- Clara Barton Lakewood- Clifton Ave. Carteret South Plainfield Oct 2007 Jul 2009 Sept 2009 Oct 2009 May 2008 Mar 2009 Jun 2010 Sept 2010 * Since IPO; Excludes Acquisitions

Deposit Growth (in millions, unaudited) $6,112 $4,233 $3,794 $3,270 $3,451 $5,841 +87% Core Deposits Certificates of Deposit Strong deposit growth with positive change in composition 26% 74% 23% 77% 24% 76% 28% 72% 44% 56% 47% 53%

Total Loan Growth +210% Significant loan growth (in millions, unaudited)

Total loans $7.5 billion September 2010 Loan Portfolio Mix Total loans $5.3 billion December 2005 (unaudited)

Asset Quality Non-Performing to Total Loans (unaudited)

Strong Balance Sheet Allowance to Total Loans (unaudited)

Net Interest Income (in thousands, unaudited) +79% For the Years Ended 9 Months Ended

Earnings Per Share (Quarterly, unaudited) +200%

Stock Price Performance